CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in the Allied Waste Industries, Inc. Registration Statement on Form S-8 of our report dated December 3, 1998 included in Browning-Ferris Industries, Inc.'s Form 10-K/A for the year ended September 30, 1998, and to all references to our firm included in this registration statement.



Houston, Texas,
  January 10, 2000.